Exhibit 23.3
Consent of Independent Auditors

We consent to the incorporation by reference in the following registration statements:

(1)    Registration Statement (Form S-8 No. 333-253593) pertaining to the SiriusPoint Ltd. (formerly known as Third Point Reinsurance Ltd.) 2013 Omnibus Incentive Plan and Sirius International Insurance Group, Ltd. 2018 Omnibus Incentive Plan;
(2)    Registration Statement (Form S-4 No. 333-248989) of SiriusPoint Ltd. (formerly known as Third Point Reinsurance Ltd.); and
(3)    Registration Statement (Form S-3 No. 333-255917) of SiriusPoint Ltd. (formerly known as Third Point Reinsurance Ltd.)

of our report dated February 18, 2022, with respect to the financial statements of Third Point Enhanced LP (an investee of SiriusPoint Ltd.) included in this Annual Report (Form 10-K) for the year ended December 31, 2021.

/s/ Ernst & Young Ltd.

Grand Cayman, Cayman Islands
March 1, 2022